Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alison Croyle (808) 835-3886
Friday, Dec. 13, 2013		Alison.Croyle@HawaiianAir.com

Huy Vo (808) 838-5479
Huy.Vo@HawaiianAir.com

Hawaiian Holdings, Inc. and Hawaiian Airlines’ Boards of Directors Announce Appointment of New Board Member Zac Hirzel of Hirzel Capital Management LLC

HONOLULU — Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines Inc., today announced the appointment of Zac Hirzel, founder and president of Hirzel Capital Management, LLC headquartered in Dallas, Texas, as the 12th member to join both companies’ boards of directors.

“Mr. Hirzel has been a champion of Hawaiian’s expansion into Asia and appreciates the value inherent in the overall business,” said Mark Dunkerley, Hawaiian Holdings and Hawaiian Airlines president, chief executive officer and board member. “We welcome the expertise that he brings as the newest addition to our board.”

Since June of 2008, Mr. Hirzel, 36, has led the operations and investment program of Hirzel Capital, a private investment fund that manages a $1 billion global equity portfolio. Prior to founding Hirzel Capital, he was a partner and senior analyst for Precept Capital Management and an associate at Sanford C. Bernstein & Co., LLC.

Mr. Hirzel is a graduate of the University of Oklahoma and holds an MBA with distinction from the Cox School of Business at Southern Methodist University, where he also serves on the school’s Advisory Board for the Alternative Asset Management Center and is a guest lecturer for the Student Investment Fund. Additionally, he is on the host committee of the Great Investors’ Best Ideas Foundation, which seeks to raise awareness for the Michael J. Fox Foundation for Parkinson’s Research and Vickery Meadow Youth Development Foundation, as well as the BrightER campaign committee of the Methodist Dallas Medical Center.

Other board members are Lawrence S. Hershfield, chairman; Mark B. Dunkerley, president and CEO; Gregory S. Anderson; Brian E. Boyer; Randall L. Jenson; Bert T. Kobayashi, Jr.; Tomoyuki Moriizumi; Samson Poomaihealani; Crystal K. Rose; William S. Swelbar; and Richard N. Zwern. Mr. Hirzel’s appointment to the boards will be effective commencing with the companies’ regularly-scheduled February 2014 board meetings.

About Hawaiian Airlines

Hawaiian Airlines has led all U.S. carriers in on-time performance for each of the past nine years (2004-2012) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 84th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, Taiwan, Australia, New Zealand, American Samoa, and Tahiti. New non-stop service will begin between Honolulu and Beijing, China in April 2014, subject to government approval. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).